Exhibit 10.1

Binding Term Sheet

(Dated May 5, 2026)

This Binding Term Sheet (the “Term Sheet”) constitutes the agreement of the Parties hereto (as defined below) to negotiate and enter into one or more definitive agreements as set forth herein.

Parties:	1)

HWH International Inc. (“HWH”), a company incorporated in Nevada, United States, and listed on the Nasdaq Capital Market (Ticker: HWH), with its registered address at 4800 Montgomery Lane, Suite 210, Bethesda, MD 20814; and

2)

Smart Dynamics Technology Limited (the “Subscriber”), a company incorporated in the British Virgin Islands (BVI Company Number: 2182290), with its registered address at Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The Subscriber is wholly owned by Value Crepuscular Limited, a company incorporated in the British Virgin Islands (“Value Crepuscular”). Value Crepuscular is beneficially owned as to 50% by Mr. Liu Ming Hui and 50% by Prof. Liu Mingxing.

HWH and the Subscriber are collectively referred to herein as the “Parties” and each individually a “Party”. The Subscriber shall be a party to Transaction 2 described below.

Binding Effect:	This Term Sheet is legally binding on the Parties from the date hereof and shall remain in full force and effect pending execution of the Definitive Agreement (as defined below), or if earlier, the expiration or termination hereof. Matters that are not covered by the provisions hereunder are subject to the approval and mutual agreement of the Parties.

Overview:

The Parties propose to effect the following two concurrent transactions:

Transaction 1 – Management Compensation:

HWH proposes to issue 2,000,000 shares of HWH Common Stock to certain officers, directors, other management, employees and certain other individuals who have provided services to HWH from time to time as non-cash bonus compensation for services rendered, subject to a 12-month lock-up; and

Transaction 2 – PIPE and Warrants:

The Subscriber proposes to subscribe for 20,000,000 shares of HWH Common Stock and 160,000,000 warrants exercisable at USD 0.63 per Warrant Share, for a purchase price of USD $0.50 per share, for a total investment of Ten Million US Dollars (USD $10,000,000.00).

Both transactions described above are subject to the Conditions Precedent set out herein and are intended to be implemented concurrently.

The Parties hereby agree that the completion of Transaction 1 shall not be a condition precedent to Transaction 2.

Transaction 1: Compensation	Party:	HWH.

Bonus Shares:

An aggregate of 2,000,000 shares of HWH Common Stock (the “Bonus Compensation Shares”) to be issued to certain officers, directors, other management, employees and certain other individuals who have provided services to HWH as non-cash bonus compensation for services rendered.

	Consideration:	No cash consideration payable by recipients. Shares are issued solely as non-cash bonus compensation.

	Allocation:	Specific allocation among eligible recipients to be determined at the sole discretion of HWH’s Board of Directors and the appropriate committee of such Board.

Lock-Up:

For 12 months from the date of issuance, such shares shall be subject to a lock-up (the “Lock-Up Period”). During the Lock-Up Period, recipients shall not sell, transfer, pledge, encumber or otherwise dispose of any Bonus Compensation Shares. Each recipient shall, as a condition of issuance, execute a lock-up agreement in favour of HWH in such form as the Board shall determine.

	Ranking:	The Bonus Compensation Shares shall, upon issuance, rank pari passu with all existing shares of HWH Common Stock.

Transaction 2: PIPE	Parties:	HWH and the Subscriber.

	Investment Amount:	Ten Million US Dollars (USD $10,000,000.00) (the “PIPE Investment”).

	Subscription Price:	USD $0.50 per share of HWH Common Stock.

	PIPE Shares:	20,000,000 shares of HWH Common Stock (the “PIPE Shares”), being the PIPE Investment divided by the Subscription Price.

	Ranking:	The PIPE Shares shall, upon issuance, rank pari passu with all existing shares of HWH Common Stock.

	Payment:	The PIPE Investment shall be paid by the Subscriber to HWH via wire transfer to HWH’s designated bank account on or before the closing date of the PIPE.

Warrants (concurrent with PIPE):	Parties:	HWH and the Subscriber.

Issuance:

Concurrent with the closing of the PIPE, HWH shall issue to the Subscriber 160,000,000 warrants (the “Warrants”), being 8 Warrants for every 1 PIPE Share subscribed. The Subscriber may transfer the Warrants or any portion thereof, subject to U.S. state and federal securities laws, and the regulations of the Nasdaq or any other exchange on which the Company’s securities may be listed at such time.

Exercise Price:

USD $0.63 per Warrant Share (approximately 26% above the PIPE Subscription Price of USD 0.50 per share), subject to standard anti-dilution adjustment for stock splits, stock dividends, with the full provisions thereof to be set forth in the Definitive Agreement.

	Expiration:	48 months from the date of issuance. The Warrants shall automatically lapse and be of no further force and effect after the Expiry Date.

	Exercise:	The Warrants shall be exercisable in whole or in part at any time prior to expiration. No fractional shares shall be issued upon exercise.

	Total Proceeds:	USD $100,800,000.00 (being 160,000,000 Warrants × USD $0.63 per Warrant Share), if exercised in full.

	Warrant Shares:	Upon issuance, rank pari passu with all existing shares of HWH Common Stock. HWH shall reserve sufficient authorized shares to cover the full exercise of all Warrants at all times during the term.

	Warrant Agreement:	The Warrants shall be governed by a separate warrant instrument (the “Warrant Agreement”) to be entered into as part of the Definitive Agreement.

Core Investor Protections:	Registration Rights:	HWH shall use commercially reasonable efforts to file a resale registration statement with the SEC within 60 days of closing (Form S-3 if eligible, otherwise Form S-1) to register all PIPE Shares and warrant shares for resale, as well as any other issued but unregistered shares of the Company outstanding at such date. HWH shall use commercially reasonable efforts to cause the registration statement to be effective within 90 days of filing, and maintain its effectiveness until all shares are freely tradable. All registration costs shall be borne by HWH.

Anti-Dilution & Issuance Restrictions:

From the Closing date, for a period of two years, provided the Subscriber continues to beneficially own at least a majority of the Company’s common stock (such period, the “Anti-Dilution Period”), the Company shall not, without the prior written consent of the Subscriber, authorize, issue, or sell any equity securities or securities convertible or exercisable into equity of the Company. This restriction shall not apply to the Management Compensation set forth herein or to any warrant, option or other right to receive shares existing as of the date of the Closing. In the event of any sale of HWH’s securities during the Anti-Dilution Period to investors, pursuant to any public or private offering, the Investor shall be entitled to participate in such sale of securities on the same terms as any other investors, in proportion to ownership percentage of the shares of HWH’s common stock following the Closing.

Board Appointment:

Upon the Closing, the Subscriber shall have the irrevocable right to appoint three directors to the Board of Directors of HWH, subject to applicable law and the regulations of the Nasdaq, including but not limited to the Nasdaq’s requirements regarding the independence of directors serving on certain committees of the Board of Directors. This right shall remain in full force and effect, and shall not terminate, unless and until the Subscriber ceases to beneficially own a majority of HWH’s issued and outstanding common stock.

Approvals:	The completion of all transactions contemplated herein is subject to the following approvals and clearances being obtained:

	(i)	Board Approval:	Approval by the Board of Directors of HWH for each of the transactions contemplated herein.

	(ii)	Shareholder Approval:

The shareholders of HWH holding a majority of HWH’s issued and outstanding common stock shall have approved, either by written consent or at an annual or special meeting, each of (i) the Pipe Investment; and (ii) an increase in the number of shares approved for issuance pursuant to HWH’s 2025 Incentive Compensation Plan, in each case as required pursuant to the applicable Nasdaq Listing Rules.

	(iii)	No Objection from the Nasdaq:	The closing of the transactions contemplated hereby, including the Bonus Compensation Shares, PIPE Shares, and Warrant Shares, shall be subject to HWH receiving no objection from the Nasdaq.

	(iv)	SEC Filings:	HWH shall file a Form 8-K within four (4) business days of execution of this Term Sheet, and such other filings as may be required under applicable U.S. securities laws.

(v)	Regulatory Clearances:	All other regulatory approvals, consents, permits and clearances required under applicable law or regulation in connection with the transactions contemplated herein, if any.

Conditions Precedent:	In addition to the Approvals set out above, completion of the transactions herein is conditional upon satisfaction (or waiver, where applicable) of the following:

	(i)	Execution of all ancillary transaction documents, including Lock-Up Deeds (for Bonus Compensation Share recipients) and the Warrant Agreement;

	(ii)	No law, injunction, or order prohibiting the completion of any transaction being in force;

	(iii)	The representations and warranties of each Party remaining true and accurate in all material respects as at the date of closing; and

	(iv)	No Material Adverse Effect has occurred and is continuing since the date of this Term Sheet. “Material Adverse Effect” means any event that materially impairs HWH’s business, financial condition, ability to perform its obligations hereunder, or Nasdaq listing compliance.

Representations & Warranties:

HWH represents and warrants:

(i) HWH is duly incorporated and validly existing under the laws of Nevada, USA; (ii) execution of this Term Sheet does not violate any applicable law, HWH’s Articles of Incorporation, Bylaws, or any material contract; (iii) this Term Sheet constitutes a legal, valid and binding obligation of HWH; (iv) the Bonus Compensation Shares, PIPE Shares and Warrant Shares, when issued, will be validly issued, fully paid and non-assessable, free from all liens and encumbrances; (v) all SEC filings of HWH are complete and accurate in all material respects, with no material undisclosed liabilities and (vi) there is no pending or threatened legal proceeding that would prevent completion of the transactions herein or result in a Material Adverse Effect.

Smart Dynamics Technology Limited (the “Subscriber”) represents and warrants:

(i) the Subscriber is duly incorporated and validly existing under the laws of the British Virgin Islands; (ii) the Subscriber has requisite power and authority to execute this Term Sheet and consummate Transaction 2 set forth herein; (iii) execution of this Term Sheet does not violate any applicable law or material contract; (iv) this Term Sheet constitutes a legal, valid and binding obligation of the Subscriber; (v) there is no pending or threatened proceeding that would prevent completion of Transaction 2 or the Warrants; (vi) the Subscriber is a sophisticated investor acquiring the PIPE Shares and Warrants for its own account for investment purposes only, and has conducted its own due diligence and has sufficient financial resources to meet its obligations under this Term Sheet; and (v) the Subscriber has completed such due diligence regarding HWH as the Subscriber deems necessary and proper.

Indemnity:

Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party hereto and their respective directors, officers, employees, agents and advisers (the “Indemnified Parties”) from and against any and all losses, damages, costs, expenses and liabilities (including reasonable legal fees) (“Losses”) arising out of or in connection with: (i) any material breach by the Indemnifying Party of its representations, warranties, covenants or obligations under this Term Sheet or the Definitive Agreement; or (ii) any willful misconduct, fraud or gross negligence of the Indemnifying Party or its directors, officers, employees or agents.

Each Party’s liability under this indemnity shall be limited to direct Losses only. No Party shall be liable to any other Party for any indirect, special, consequential or punitive damages, howsoever arising.

The indemnity obligations under this clause shall survive the termination of this Term Sheet and the execution of the Definitive Agreement.

Definitive Agreement:	The Parties shall use commercially reasonable efforts to negotiate and execute a definitive agreement (the “Definitive Agreement”) within three (3) months of the date hereof. In the event of any conflict between this Term Sheet and the Definitive Agreement, the Definitive Agreement shall prevail. The following provisions shall survive the execution of the Definitive Agreement: Confidentiality, Costs and Expenses, Governing Law, and General Provisions.

Term:	This Term Sheet shall expire three (3) months from the date hereof, and may be terminated by mutual written consent of the Parties at any time prior to expiration. In the event of the expiration or termination of this Term Sheet , this Term Sheet shall automatically cease to be of any further force or effect, save that the following provisions shall continue to apply: Confidentiality, Costs and Expenses, Governing Law, and General Provisions.

Confidentiality:	The existence of this Term Sheet and the terms herein shall be kept strictly confidential and shall not be disclosed to any third party without prior written consent, except that: (i) each Party may disclose to its directors, officers, employees, legal counsel, and financial advisers on a need-to-know basis and subject to confidentiality obligations; and (ii) any Party may make disclosures required by applicable law, regulation, or applicable stock exchange rules (including Nasdaq and SGX), including the filing of a Form 8-Kby HWH within four (4) business days of the date hereof.

Costs and Expenses:	Each Party shall bear its own costs and expenses in connection with the negotiation, preparation, and execution of this Term Sheet and the Definitive Agreement.

Counterparts:	This Term Sheet and any amendments, if any, may be executed in counterparts (including by facsimile), each of which shall be an original with the same effect as if the signatures thereto and hereto were part of the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Maryland for the resolution of any dispute arising out of or in connection with this Term Sheet.

IN WITNESS WHEREOF, the Parties have executed this Binding Term Sheet as of the date first written above.

HWH INTERNATIONAL INC. (“HWH”)

By:	/s/ Chan Heng Fai
Name:	Chan Heng Fai
Title:	Authorized Signatory
Date:	May 5, 2026

Party to Transaction 2 — PIPE and Warrants only
SMART DYNAMICS TECHNOLOGY LIMITED (the “Subscriber”)

By:	/s/ Liu Ming Hui
Name:	Liu Ming Hui
Title:	Authorized Signatory
Date:	May 5, 2026